Exhibit 23.2(d)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Members

Bourland & Leverich Holdings LLC:

We consent to the use of our report dated December 29, 2011, with respect to the consolidated balance sheet of Bourland & Leverich Holdings LLC and subsidiary as of September 30, 2011, and the related consolidated statements of operations, members’ interest, and cash flows for the period January 1, 2011 to September 30, 2011, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Baton Rouge, Louisiana

February 8, 2012